EXHIBIT 99.1

Patriot Returns to Profitability and Reports First Quarter 2021 Net Income of $854 thousand

STAMFORD, Conn., May 13, 2021 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. (“Patriot,” “Bancorp” or the “Company”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced pre-tax income of $1.2 million and net income of $854 thousand, or $0.22 basic and diluted earnings per share for the quarter ended March 31, 2021, compared to a net loss of $1.1 million reported in the first quarter of 2020.

Profitability in the first quarter was achieved as the Bank demonstrated improved net interest margins, core deposit growth, lower operating expenses, and a lower loan loss provision. In addition, during the quarter the Bank recognized a payroll tax credit of $843 thousand under the Employee Retention Credit program of the CARES Act. These factors were partially offset by a lower loan balance as loan payoffs outpaced new loan originations. Further improvements in profitability are projected as loan balances begin to grow and SBA loan and sale activity resumes.

Since 2020, the Bank had provided CARES Act payment deferrals on approximately $232.7 million of loans. A significant percentage of the loans deferred as a result of the CARES Act have now resumed normal payments. The balance of loans remaining on deferral in conjunction with the CARES Act had declined to $37.7 million at March 31, 2021.

Patriot President & CEO Robert Russell stated: “The Bank continues to make progress in the areas of income creation and expense management during challenging operational circumstances. Staff remain focused on service and process improvements to help Patriot become an efficient and high performing organization. We remain steadfast in our pursuit of efficiency and performance. The leadership team has expanded with experienced banking professionals now added to our team to help us achieve our goals and strengthen the Bank’s accountability culture.” Mr. Russell added: “we believe the changes and our culture have us on the right path of success for us, our customers and our communities.”

Financial Results:

As of March 31, 2021, total assets increased to $886.2 million, as compared to $880.7 million at December 31, 2020. Net loans totaled $666.3 million versus $719.6 million as of December 31, 2020. Total deposits increased from $685.7 million at December 31, 2020 to $692.9 million at March 31, 2021.

Excluding the decline in brokered deposits, total deposits increased $23.8 million during the quarter due to stronger retail banking activity in the first quarter along with a $9.4 million growth in the prepaid debit card business during the first quarter of 2021.

These balance sheet changes have significantly strengthened the Bank’s capital ratios and at the same time improved its net interest margin. These foundational changes position Patriot for continued growth in profitability in 2021 as net interest margins are expected to continue to improve and as business activity rebounds from the impact of the pandemic and returns to more normalized levels.

In the first quarter of 2021, net interest income was $6.1 million and declined $197 thousand, or 3.1% from the first quarter of 2020. Net interest margin showed strong improvement and resulted in a 2.99% margin in the first quarter of 2021, compared with 2.72% for the first quarter of 2020. The impact of the improving net interest margin was mitigated by the lower loan balance associated with a cautious approach to lending during the pandemic. As economic activity expands, loan balances are expected to grow, further improving net interest income.

The provision for loan losses for the first quarter of 2021 was zero, compared to $804 thousand for the first quarter of 2020. No provision was required for the first quarter of 2021 due to the declining loan balance and the need for lower pooled reserves as the economic recovery accelerates. In the first quarter of 2020, the provision for loan losses was primarily due to an additional reserve attributable to COVID-19 pandemic.

The Allowance for Loan Losses at March 31, 2021 totaled 1.54% of total loans, compared with 1.45% at December 31, 2020.

Non-interest income was $442 thousand and $421 thousand for the first quarter of 2021 and 2020, respectively.   The increase was primarily attributable to an increase in gains on sales of SBA loans from the first quarter of 2021.

Non-interest expense was $5.4 million and $7.4 million for the first quarter of 2021 and 2020, respectively. The decrease in non-interest expense in 2021 was primarily driven by an Employee Retention Credit of $843 thousand under the Employee Retention Credit program of the CARES Act, a reduction of $800 thousand in compensation and benefits due to staffing adjustments made during 2020, and a reduction of $212 thousand in regulatory assessments expense.

For the first quarter of 2021, a provision for income taxes of $319 thousand was recorded, compared to a benefit for income taxes of $359 thousand for the first quarter of 2020.

As of March 31, 2021, shareholders’ equity was $63.9 million, compared with $63.2 million at December 31, 2020. Patriot’s book value per share was $16.21 at March 31, 2021, compared with $16.03 at December 31, 2020. The Bank’s capital ratios continue to be strong, maintaining its “well capitalized” regulatory status. As of March 31, 2021, the Bank’s Tier 1 leverage ratio was 10.12%, Tier 1 risk-based capital ratio was 12.07% and total risk-based capital ratio was 13.32%.

About the Company:

Patriot Bank is headquartered in Stamford and operates 9 branch locations: in Scarsdale, NY; and Darien, Fairfield, Greenwich, Milford, Norwalk, Orange, Stamford, Westport, CT with Express Banking locations at Bridgeport/ Housatonic Community College, downtown New Haven and Trumbull at Westfield Mall. The Bank also maintains SBA lending offices in Stamford, Connecticut, Florida, Georgia, Ohio, along with a Rhode Island operations center.

Founded in 1994, and now celebrating its 27th year, Patriot National Bancorp, Inc. (“Patriot” or “Bancorp”) is the parent holding company of Patriot Bank N.A. (“Bank”), a nationally chartered bank headquartered in Stamford, CT. Patriot operates with full-service branches in Connecticut and New York and provides lending products and services nationally. Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot places great value in the integrity of its people and how it conducts business. An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995:

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to: (1) changes in prevailing interest rates which would affect the interest earned on the Company’s interest earning assets and the interest paid on its interest bearing liabilities; (2) the timing of re-pricing of the Company’s interest earning assets and interest bearing liabilities; (3) the effect of changes in governmental monetary policy; (4) the effect of changes in regulations applicable to the Company and the Bank and the conduct of its business; (5) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks; (6) the ability of competitors that are larger than the Company to provide products and services which it is impracticable for the Company to provide; (7) the state of the economy and real estate values in the Company’s market areas, and the consequent effect on the quality of the Company’s loans; (8) demand for loans and deposits in our market area; (9) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company; (10) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect the Company; (11) the application of generally accepted accounting principles, consistently applied; (12) the fact that one period of reported results may not be indicative of future periods; (13) the state of the economy in the greater New York metropolitan area and its particular effect on the Company's customers, vendors and communities and other such factors, including risk factors, as may be described in the Company’s other filings with the Securities and Exchange Commission (the “SEC”); (14) political, social, legal and economic instability, civil unrest, war, catastrophic events, acts of terrorism; (15) widespread outbreaks of infectious diseases, including the ongoing novel coronavirus (COVID-19) outbreak; (16) changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (17) our ability to access cost-effective funding; (18) our ability to implement and change our business strategies; (19) changes in the quality or composition of our loan or investment portfolios; (20) technological changes that may be more difficult or expensive than expected; (21) our ability to manage market risk, credit risk and operational risk in the current economic environment; (22) our ability to enter new markets successfully and capitalize on growth opportunities; (23) changes in consumer spending, borrowing and savings habits; (24) our ability to retain key employees; and (25) our compensation expense associated with equity allocated or awarded to our employees.

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	March 31, 2021	December 31, 2020	March 31, 2020

Assets
Cash and due from banks:
Noninterest bearing deposits and cash	$2,593	$3,006	$1,806
Interest bearing deposits	81,681	31,630	50,350
Total cash and cash equivalents	84,274	34,636	52,156
Investment securities:
Available-for-sale securities, at fair value	57,893	49,262	44,830
Other investments, at cost	4,450	4,450	4,450
Total investment securities	62,343	53,712	49,280

Federal Reserve Bank stock, at cost	2,744	2,783	2,897
Federal Home Loan Bank stock, at cost	4,503	4,503	4,477

Gross loans receivable	676,676	730,180	818,841
Allowance for loan losses	(10,426)	(10,584)	(10,916)
Net loans receivable	666,250	719,596	807,925

SBA loans held for sale	2,829	1,217	17,996
Accrued interest and dividends receivable	6,270	6,620	3,801
Premises and equipment, net	33,128	33,423	34,312
Other real estate owned	1,216	1,906	2,400
Deferred tax asset, net	11,274	11,496	11,989
Goodwill	1,107	1,107	1,107
Core deposit intangible, net	331	343	605
Other assets	9,919	9,387	10,634
Total assets	$886,188	$880,729	$999,579

Liabilities
Deposits:
Noninterest bearing deposits	$173,520	$158,676	$83,583
Interest bearing deposits	519,358	526,980	719,631
Total deposits	692,878	685,656	803,214

Federal Home Loan Bank and correspondent bank borrowings	90,000	90,000	90,000
Senior notes, net	11,946	11,927	11,871
Subordinated debt, net	9,789	9,782	9,760
Junior subordinated debt owed to unconsolidated trust, net	8,112	8,110	8,104
Note payable	943	994	1,143
Advances from borrowers for taxes and insurance	2,158	3,786	2,637
Accrued expenses and other liabilities	6,425	7,255	8,227
Total liabilities	822,251	817,510	934,956

Commitments and Contingencies	-	-	-

Shareholders' equity
Preferred stock	-	-	-
Common stock	106,363	106,329	106,213
Accumulated deficit	(41,738)	(42,592)	(39,845)
Accumulated other comprehensive loss	(688)	(518)	(1,745)
Total shareholders' equity	63,937	63,219	64,623

Total liabilities and shareholders' equity	$886,188	$880,729	$999,579

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	March 31, 2021	December 31, 2020	March 31, 2020

Interest and Dividend Income
Interest and fees on loans	$7,743	$8,113	$10,033
Interest on investment securities	310	326	416
Dividends on investment securities	34	86	138
Other interest income	24	22	135
Total interest and dividend income	8,111	8,547	10,722

Interest Expense
Interest on deposits	785	1,134	3,200
Interest on Federal Home Loan Bank borrowings	733	708	697
Interest on senior debt	229	229	229
Interest on subordinated debt	234	235	268
Interest on note payable and other	4	4	5
Total interest expense	1,985	2,310	4,399

Net interest income	6,126	6,237	6,323

Provision for loan losses	-	371	804

Net interest income after provision for loan losses	6,126	5,866	5,519

Non-interest Income
Loan application, inspection and processing fees	63	76	53
Deposit fees and service charges	65	68	114
Gains on sale of loans	94	102	12
Rental income	130	130	131
Other income	90	89	111
Total non-interest income	442	465	421

Non-interest Expense
Salaries and benefits	2,216	3,357	3,861
Occupancy and equipment expenses	920	833	949
Data processing expenses	350	377	390
Professional and other outside services	852	691	784
Project expenses, net	10	664	94
Advertising and promotional expenses	62	77	147
Loan administration and processing expenses	24	39	24
Regulatory assessments	228	318	440
Insurance expenses	60	70	70
Communications, stationary and supplies	145	105	120
Other operating expenses	528	708	492
Total non-interest expense	5,395	7,239	7,371

Income (loss) before income taxes	1,173	(908)	(1,431)

Provision (benefit) for income taxes	319	474	(359)
Net income (loss)	$854	$(1,382)	$(1,072)

Basic earnings (loss) per share	$0.22	$(0.35)	$(0.27)
Diluted earnings (loss) per share	$0.22	$(0.35)	$(0.27)

FINANCIAL RATIOS AND OTHER DATA

(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020

Quarterly Performance Data:

Net (loss) income	$854	$(1,382)	$(1,072)
Return on Average Assets	0.39%	-0.61%	-0.44%
Return on Average Equity	5.42%	-8.41%	-6.37%
Net Interest Margin	2.99%	2.93%	2.72%
Efficiency Ratio	82.14%	108.04%	109.38%
Efficiency Ratio excluding project costs	81.99%	98.58%	107.99%
% (decrease) increase in loans	-7.33%	-2.81%	0.82%
% increase in deposits excluding brokered deposits	4.66%	1.25%	7.08%

Asset Quality:
Nonaccrual loans	$24,587	$20,005	$16,450
Other real estate owned	$1,216	$1,906	$2,400
Total nonperforming assets	$25,803	$21,911	$18,850

Nonaccrual loans / loans	3.63%	2.74%	2.01%
Nonperforming assets / assets	2.91%	2.49%	1.89%
Allowance for loan losses	$10,426	$10,584	$10,916
Valuation reserve	$477	$482	$1,100
Allowance for loan losses with valuation reserve	$10,903	$11,066	$12,016

Allowance for loan losses / loans	1.54%	1.45%	1.33%
Allowance / nonaccrual loans	42.40%	52.91%	66.36%
Allowance for loan losses and valuation reserve / loans	1.61%	1.51%	1.47%
Allowance for loan losses and valuation reserve / nonaccrual loans	44.34%	55.32%	73.05%

Gross loan charge-offs	$272	$968	$44
Gross loan (recoveries)	$(114)	$(10)	$(41)
Net loan charge-offs (recoveries)	$158	$958	$3

Capital Data and Capital Ratios
Book value per share (1)	$16.21	$16.03	$16.43
Shares outstanding	3,944,272	3,943,572	3,932,841

Bank Capital Ratios:
Leverage Ratio	10.12%	9.80%	9.16%
Tier 1 Capital	12.07%	11.25%	10.51%
Total Risk Based Capital	13.32%	12.50%	11.76%

(1) Book value per share represents shareholders' equity divided by outstanding shares.

Deposits:
(In thousands)
	March 31, 2021	December 31, 2020	March 31, 2020
Non-interest bearing:
Non-interest bearing	$104,766	$99,344	$83,583
Prepaid DDA	68,754	59,332	-
Total non-interest bearing	173,520	158,676	83,583

Interest bearing:
NOW	34,433	30,529	28,265
Savings	103,025	98,635	59,567
Money market	131,844	146,389	132,629
Certificates of deposit, less than $250,000	165,130	160,968	205,311
Certificates of deposit, $250,000 or greater	66,470	49,172	68,444
Brokered deposits	18,456	41,287	225,415
Total Interest bearing	519,358	526,980	719,631

Total Deposits	$692,878	$685,656	$803,214

Contacts:
Patriot Bank, N.A.	Joseph Perillo	Robert Russell	Michael Carrazza
900 Bedford Street	Chief Financial Officer	President & CEO	Chairman
Stamford, CT 06901	203-252-5954	203-252-5939	203-251-8230
www.BankPatriot.com